UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Time Warner Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Explanatory Note: As part of Time Warner Inc.’s regular, ongoing engagement with shareholders, Time Warner is planning to have a number of meetings with shareholders. The attached Proxy Statement Summary is intended to facilitate discussions at those meetings and presents information regarding Time Warner’s business, performance, executive compensation programs, director nominees and governance practices taken from Time Warner’s 2016 Proxy Statement.

Spring 2016 Time Warner Inc. 2016 Proxy Statement Summary

Overview Executing Our Clear Strategy Strong Governance Practices Use leading brands, distinctive intellectual property and global scale to capitalize on the growing demand for high-quality video content around the world – inside and outside the traditional TV ecosystem Board engaged with management in continually evaluating, refining and overseeing execution of Company’s strategy, in light of evolving business and accelerating pace of change in media and entertainment industry Compensation Program Designed to Support Sustained Performance Vast majority of executive compensation is variable and performance-based (93% of CEO’s target compensation) and substantial portion is equity-based (57% of CEO’s target compensation) Balanced mix of long- and short-term performance measures drive sustained financial performance and growth in shareholder value Challenging financial and strategic goals set at the beginning of each performance period Well Positioned in Evolving Industry Adopted, with shareholder input, proxy access with 3%/3-year terms Independent Board with relevant professional experiences, diverse backgrounds and complementary skills Promote Board refreshment through policies on mandatory retirement age and average tenure for non-employee directors Annual Board leadership review, robust annual Board self-evaluation and ongoing director education Strong director and executive succession practices Long-standing practice of ongoing dialogue with shareholders both in-season and off-season; engaged with shareholders representing over 45% of outstanding shares in 2015 History of Strong Financial Performance Since 2008, transformed from a traditional media conglomerate to a company focused on high-quality video content and global brands in television, feature films and videogames While streamlining the Company, maintained scale in strategically aligned businesses Adjusted EPS increased 14% in 2015 – the seventh consecutive year of double-digit growth Adjusted Operating Income and Free Cash Flow grew at a compound annual growth rate of 7.3% and 10.1%, respectively, from 2010 to 2015 Total Shareholder Return (“TSR”) exceeded 140% over CEO’s 8-year tenure – far outpacing the S&P 500 See Appendix A for definitions of non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures.

Our Operating Strategy: 2015 Highlights & Accomplishments Leverage scale and technology to meet consumer demand for Company content both inside and outside the traditional TV ecosystem Use industry-leading scale to create high-quality branded content that will engage consumers around the world Invested nearly $11.5 billion in compelling content to maintain or extend leading positions across the Company’s businesses TBS, TNT and Adult Swim ranked in the top 10 ad-supported cable networks in primetime among adults 18-49 CNN grew primetime ratings 29% among adults 25-54; Cartoon Network was only top 3 kids network to grow ratings Home Box Office received 43 Primetime Emmy Awards, more than any other network for the 14th consecutive year Warner Bros. was the #1 producer of primetime series with over 65 shows airing for the 2015-2016 television season; posted a record year in videogames; and continued to lay the foundation for its multi-year slate of franchise films Turner completed the repricing of its affiliate agreements with its top 10 distributors; secured distribution of key networks on smaller bundles and over-the-top (“OTT”) services, including Sling TV and Playstation Vue Home Box Office and Cinemax added 2.7 million total domestic subscribers, completing the best 2-year growth period in more than 30 years; and Home Box Office launched HBO NOW, its OTT service, in the U.S. CNN.com ranked in the top position in news for multiplatform views and Bleacher Report ranked as the #2 digital sports destination in 2015 Expand the Company’s international presence Turner launched 31 new channels internationally; had the #1 kids and two of the top three general entertainment pay TV networks in Latin America Home Box Office added close to 6 million international subscribers, including subscribers through unconsolidated joint ventures. HBO Latin America launched an OTT service in Colombia HOOQ (a Warner Bros. joint venture) launched a subscription video-on-demand service in parts of Southeast Asia Focus on operating efficiency and disciplined and balanced capital allocation Increased investment while lowering selling, general and administrative expenses by 7% in 2015, principally through restructuring actions and ongoing efficiency measures Expanded Adjusted Operating Income margin to 25% in 2015 Returned $4.8 billion to shareholders through dividends and share repurchases See Appendix A for definitions of non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures.

5-YR CAGR: 17.3% History of Strong Financial Performance Free Cash Flow ($B) Return on Invested Capital Adjusted Operating Income ($B) Adjusted EPS 1-YR Growth: 14.5% 3-YR CAGR: 17.3% See Appendix A for definitions of non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures. 5-YR CAGR: 10.1%

(1) Peer average calculated based on the TSR for CBS Corporation, Comcast Corporation, Twenty-First Century Fox, Inc., Viacom Inc. and The Walt Disney Company. Commitment to Shareholder Value Committed to Providing Direct Returns to Shareholders through Share Repurchases and Dividends ($B) Delivered Strong 3-year and 5-year TSR 5-YR 3-YR $3.0 $5.6 $4.3 $4.8 $6.6 $4.8 $29.1 billion cumulative returns 2010-2015 TWX Peer Average(1) Peer Average(1) S&P 500 S&P 500

Compensation Mix that Ties Pay to Performance Chairman / CEO Pay* Pay for Other NEOs* 93% Variable 81% Variable * The percentages in the charts reflect the base salary, target annual bonus and target annual value of long-term incentive awards. The charts do not include health and welfare benefits, employer matching contributions in retirement programs or personal benefits, which, if included in total target direct compensation, would constitute less than 3% of each NEO’s 2015 total target direct compensation. The sum of the percentages in the chart for the “Pay for Other NEOs” exceeds 100% due to rounding.

Balanced Mix of Performance Measures

Incentive compensation is based on performance measures that support execution of long-range plans and drive sustained financial performance and shareholder value

Incentive Component	Time Horizon	Performance Measure		Performance Delivered	2015 Outcome Linked to Performance
Annual Cash Bonus	1-year	Adj. Divisional Pre-Tax Income ("ADPTI") Free Cash Flow	70%	▪ 8% ADPTI growth in 2015 ▪ $3.6B of Free Cash Flow	▪ 133% financial performance rating
		Individual progress on key long-term strategic objectives	30%	▪ Individual performance achievements described on pages 62-63 of the 2016 proxy statement	
PSUs with a Performance Period Ending in 2015	3-year	Cumulative Adj. EPS		▪ Double-digit Adjusted EPS growth each year	Adj. EPS rating: 183% x TSR modifier: 103.7% = Payout: 189.8% of target
		TSR relative to the S&P 500		▪ 58.7% TSR[1] at 54.6 percentile	
Stock Options	4-year vesting period	Company stock price		▪ 2015 decrease: 24% ▪ 3-year increase: 35% ▪ 5-year increase: 101%	▪ Value based on long-term stock price performance

(1) For PSUs, the share price component of Company and S&P 500 TSR is calculated using the average closing price for the 30 trading days ending on the first and last days of the performance period.

TimeWarner | turner | HBO

7

2015 Incentive Payouts Reflected Achievement of Challenging Performance Goals Each year the Compensation Committee follows a rigorous process in setting challenging performance goals for both the short-term and long-term incentive plans Financial Goals: Compensation Committee approved challenging goals for 2015 that reflected achievement of the Company’s budget and long-range plan – for example, achieving the maximum rating for ADPTI required approximately $550 million more than the 2014 maximum Strategic Goals: Compensation Committee approved individual goals for 2015 that supported achievement of the Company’s key long-term strategic objectives and new growth initiatives, including increased investment in original programming, a multi-year slate of franchise films, operating efficiency and talent development and diversity Board approves annual budget and long-range plan with challenging performance expectations Committee sets short- and long-term incentive goals to support achievement of budget and long-range plan Committee validates that bonus goals are appropriately challenging – including vs. analyst expectations and media industry peers

Compensation Decisions in 2015 and Early 2016 New Employment Agreement for CEO Approved three-year extension of Mr. Bewkes’ employment agreement in January 2016 – securing his leadership in executing the Company’s strategy and long-range plans during a time of accelerating change in the television and media industries No change in compensation as part of new agreement Taking into account shareholder input, the Compensation Committee approved individual performance goals for Messrs. Bewkes and Averill that include ROIC as a measure of capital allocation efficiency Use of ROIC in Goals for Annual Bonuses of CEO and CFO Beginning in 2016 Approved a Company financial rating of 133% for 2015, which reflected financial performance in excess of the challenging goals set for 2015, but which is lower than the financial rating for 2014 or 2013 Mr. Bewkes’ bonus for 2015 is lower than his bonus for 2014 or 2013 Financial Rating for 2015 Annual Bonuses

Policies Reflect Best Practices in Compensation Governance Pay-for-performance Multiple performance metrics and time horizons Share ownership and retention requirements Regular engagement with shareholders Limited personal benefits Policy limiting equity dilution Annual compensation-related risk review Clawback policy Use an independent compensation consultant No targeting specific percentiles No guaranteed bonuses No excise tax gross-ups No change in control agreements No tax gross-ups for personal benefits No repricing or buyouts of stock options No hedging or pledging by executives No excessive overhang or dilution from equity awards No pension credit for years not worked Value of equity awards not included in pension calculations What We Do What We Don’t Do

Enhanced Governance Practices, Policies and Disclosures Proxy Access: Following discussions with major institutional shareholders representing over 40% of outstanding shares, the Board (i) adopted proxy access with terms of (a) 3%, (b) 3 years, (c) the greater of 2 nominees or 20% of the Board, (d) for election at an annual meeting of shareholders and (e) 20 shareholders may aggregate shares and (ii) amended its Director Nominations Policy to provide that the Nominating Committee will review proxy access candidates using the same criteria it applies to other new director candidates Limits on Service on Public Company Boards: The Board revised its Corporate Governance Policy to reduce the number of boards on which a non-employee director can serve from 5 to 4 other public company boards Oversight of Information Security: Audit Committee Charter revised to reflect responsibility for information security Board Refreshment Policy: As reflected in average tenure policy, the Board believes it is well-served by having non-employee directors with a mix of tenures: Recruited 4 directors since 2009 Process in place to recruit and appoint new directors as 4 directors retire over next few years Director Evaluations: The Board conducts rigorous annual self-evaluations, which have informed decisions regarding director and executive succession planning, meeting topics and opportunities to expand interactions with management Executive Succession: The Nominating Committee has strong succession practices encompassing both emergency- and long-term CEO succession planning Corporate Social Responsibility: The Company keeps the investment community informed about its activities relating to environmental, social and governance matters, including through updates on its corporate social responsibility initiatives at www.timewarner.com/citizenship Changes Made to Enhance Governance Further Increased Disclosure in Response to Shareholder Engagement

Independent Director Nominees Possess Deep Experience in Areas Key to Our Business Key Skills and Qualifications Leadership and Senior Management (10 out of 10 director nominees) Media, Communications or Technology Business (6 out of 10 director nominees) Finance, Investments, Banking or M&A (10 out of 10 director nominees) Consumer-Focused Business (8 out of 10 director nominees) Legal, Regulatory and Government Relations (8 out of 10 director nominees) International Operations/Global Economic Policy (7 out of 10 director nominees) James L. Barksdale Chairman and President of Barksdale Management Former President and CEO of Netscape Communications; CEO and COO of McCaw Cellular; COO and CIO of FedEx Director of FedEx Former Director of Sun Microsystems (now Oracle) William P. Barr Former Attorney General of the United States Former EVP and General Counsel of Verizon and GTE Corporation Director of Dominion Resources and Selected Funds Trustee of Clipper Funds Stephen F. Bollenbach Lead Ind. Director Former Co-Chairman and CEO of Hilton Hotels Former EVP and CFO of The Walt Disney Company Director of KB Home, Macy’s and Mondelēz International Robert C. Clark Distinguished Service Professor at Harvard University Former Dean and Royall Professor of Law at Harvard Law School Director of Omnicom Group Trustee of TIAA Mathias Döpfner Chairman and CEO of Axel Springer SE Director of Warner Music Group and Vodafone Group Jessica P. Einhorn Former Dean of the Paul H. Nitze School of Advanced International Studies at The Johns Hopkins University Former Treasurer, The World Bank Director of BlackRock Fred Hassan Partner and Managing Director at Warburg Pincus Former Chairman and CEO of Schering Plough (now part of Merck & Co.) Director of Amgen Paul D. Wachter Founder and CEO of Main Street Advisors Director of Avalanche Biotechnologies and Virgin America Former Member of the Board of Managers of Beats Electronics and Beats Music Former Investment Banker Deborah C. Wright Senior Fellow in the Economic Opportunity and Assets Division of the Ford Foundation and Non-Executive Chairman and former CEO of Carver Bancorp Director of Voya Financial Former Director of Kraft Foods Inc. Carlos M. Gutierrez Chair of Albright Stonebridge Group 35th U.S. Secretary of Commerce Former Chairman and CEO of Kellogg Director of MetLife and Occidental Petroleum

Commitment to Corporate Responsibility

Transparency

- First major U.S.-based media and entertainment company to publish comprehensive CSR report
  - Most recent report available online (*www.timewarner.com/citizenship)*

Sustainability

- Sustainability depends on protection of intellectual property rights, freedom of expression and the maintenance and expansion of a robust infrastructure and competitive environment for the distribution of content
- Producing content and reporting news guided by core values: journalistic integrity, freedom of expression, diversity of viewpoints and responsible content
  - Company's studios were one of the first studios to adopt a policy regarding tobacco depictions in films; from the adoption of the studios' policy in 2005 through 2015, there were no depictions in their G-rated films and a 95% reduction of such depictions in their PG and PG-13-rated films
- Commitment to conduct business in an environmentally responsible manner while reducing environmental footprint
  - Reduced greenhouse gas emissions over the last several years; report emissions and reductions annually

Diversity

- Implemented broad diversity initiatives to attract diverse talent, maintain an inclusive and welcoming workplace and create content that appeals to diverse and global audiences
- Named in Diversity Inc.'s 2015 Top 50 companies for diversity list
- Earned a score of 100% on the 2015 Corporate Equity Index, an annual survey by the Human Rights Campaign

Philanthropy

- Demonstrated commitment to philanthropic activities that are aligned with the Company's strategy, support new and emerging storytellers and focus on investing in programs that broaden access to the arts for younger, more diverse audiences

TimeWarner | turner HBO

13

Appendix A: Non-GAAP Financial Measures A-14

Non-GAAP Financial Measures - Definitions “Adjusted Operating Income (Loss)” is defined as Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively. “Adjusted Operating Income margin” is defined as Adjusted Operating Income divided by revenues. “Adjusted Divisional Pre-Tax Income” is defined as Adjusted Operating Income plus Income (loss) from equity method investments. “Adjusted EPS” is defined as Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency losses during the three months ended December 31, 2014 and March 31, 2015, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. For periods ending on or after July 1, 2012, “Free Cash Flow” is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. For periods ending prior to that date, “Free Cash Flow” is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. A change to the definition of Free Cash Flow for periods prior to July 1, 2012 to adjust for contingent consideration payments made in connection with acquisitions would have had no impact on the reported Free Cash Flow for such periods. A-15

Non-GAAP Financial Measures - Reconciliations

Reconciliation of Adjusted Operating Income to Operating Income
(In millions; Unaudited)

	Year Ended December 31,					
	2015	2014	2013	2012	2011	2010
Adjusted Operating Income	$ 6,923	$ 5,833	$ 6,195	$ 5,663	$ 5,284	$ 4,874
Asset impairments	(25)	(69)	(61)	(180)	(27)	(9)
Gain (loss) on operating assets, net	(1)	464	129	45	7	70
Venezuelan foreign currency loss[1]	(22)	(173)	—	—	—	—
Other[2]	(10)	(80)	5	(30)	(22)	(22)
Operating Income	$ 6,865	$ 5,975	$ 6,268	$ 5,498	$ 5,242	$ 4,913

(1) Venezuelan foreign currency loss during 2014 and 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company's change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively.
(2) Other includes gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions; and amounts related to securities litigation and government investigations.

Reconciliation of Adjusted Operating Income Margin to Operating Income Margin
(In millions; Unaudited)

	Adjusted Operating Income	Asset Impairments	Gain (loss) on operating assets, net	Venezuelan foreign currency loss[1]	Other	Operating Income
Time Warner	$ 6,923	(25)	(1)	(22)	(10)	$ 6,865
Margin	24.6%	(0.1)%	—%	(0.1)%	—%	24.4%

(1) Venezuelan foreign currency loss during 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company's change to the Simadi exchange rate during the quarter ended March 31, 2015.

TimeWarner | turner | HBO
A-16

Non-GAAP Financial Measures - Reconciliations

Reconciliation of Adjusted EPS to Diluted Income Per Common Share from Continuing Operations Attributable to Time Warner Inc. Common Shareholders
(Unaudited)

	Year Ended December 31,					
	2015	2014	2013	2012	2011	2010
Diluted income per common share from continuing operations attributable to Time Warner Inc. common shareholders	$ 4.58	$ 4.41	$ 3.56	$ 2.73	$ 2.37	$ 1.99
Less Impact of items affecting comparability on diluted income per common share from continuing operations attributable to Time Warner Inc. common shareholders	(0.17)	0.26	0.05	(0.21)	(0.14)	(0.15)
Adjusted EPS	$ 4.75	$ 4.15	$ 3.51	$ 2.94	$ 2.51	$ 2.14

Reconciliation of Free Cash Flow to Cash Provided by Operations from Continuing Operations
(In millions; Unaudited)

	Year Ended December 31,					
	2015	2014	2013	2012	2011	2010
Cash provided by operations from continuing operations	$ 3,851	$ 3,681	$ 3,258	$ 2,987	$ 2,939	$ 2,778
Add payments related to securities litigation and government investigations	—	—	—	3	8	22
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	14	76	231	32	14	—
Add excess tax benefits from equity instruments	151	179	179	83	22	7
Less capital expenditures	(423)	(474)	(568)	(609)	(724)	(582)
Less principal payments on capital leases	(11)	(11)	(9)	(11)	(12)	(14)
Free Cash Flow	$ 3,582	$ 3,451	$ 3,091	$ 2,485	$ 2,247	$ 2,211

TimeWarner turner HBO

A-17

Non-GAAP Financial Measures - Reconciliations Reconciliation of Return on Invested Capital (ROIC) (In millions; Unaudited) Reconciliation of Operating Income to NOPAT   Year Ended December 31, 2015 2014 2013 Operating Income $6,865 $5,975 $6,268 Asset impairments 25 69 61 (Gain) loss on operating assets, net 1 (464) (129) Venezuelan foreign currency loss(1) 22 173 — Other operating income items 10 80 (5)         Adjusted Operating Income 6,923 5,833 6,195 Add Amortization expense 189 202 209         Adjusted Operating Income before amortization expense 7,112 6,035 6,404 Less Income taxes(2) (2,134) (1,267) (2,049) Add equity loss, net of taxes (123) (153) (150) Adjust for items affecting comparability relating to equity method investments 27 97 30         NOPAT(3) $4,882 $4,712 $4,235 A-18

Non-GAAP Financial Measures - Reconciliations

Reconciliation of Return on Invested Capital (ROIC)
(In millions; Unaudited)

Reconciliation of Total Assets to Capital Employed

	Year Ended December 31, 2015	2014	2013	2012
Total Assets	$ 63,848	$ 63,146	$ 67,890	$ 67,984
Less:				
Deferred tax assets	(133)	(184)	(369)	(384)
Assets related to Discontinued Operations	—	—	(5,746)	(5,943)
Total current liabilities of continuing operations less debt due within one year	(7,804)	(8,086)	(7,296)	(8,059)
Excess cash[4]	(655)	(1,118)	(316)	(1,260)
Capital employed	55,256	53,758	54,163	52,338
Less Purchase Price Adjustments[5]	(32,758)	(32,894)	(33,049)	(33,194)
Capital employed excluding PPA	$ 22,498	$ 20,864	$ 21,114	$ 19,144
Average Capital Employed[6]	$ 54,507	$ 53,961	$ 53,251	
Average Capital Employed excluding PPA[6]	$ 21,681	$ 20,989	$ 20,129	
ROIC[7]	**9%**	**9%**	**8%**	
ROIC excluding PPA[7]	**23%**	**22%**	**21%**	

(1) Venezuelan foreign currency loss during 2014 and 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company's change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively.

(2) Calculated using the Company's adjusted effective tax rate — 30% for 2015, 21% for 2014 and 32% for 2013. The Company's adjusted effective tax rate reflects the impact of the items affecting comparability on the Company's Income from continuing operations as set forth below.

	2015			2014			2013		
	Actual	Adjustments	As Adjusted	Actual	Adjustments	As Adjusted	Actual	Adjustments	As Adjusted
Income from continuing operations before income taxes	5,446	(205)	5,651	4,679	69	4,610	4,968	106	4,862
Income tax provision	(1,651)	57	(1,708)	(785)	165	(950)	(1,614)	(59)	(1,555)
Effective Tax rate	30%	28%	30%	17%	-239%	21%	32%	56%	32%

TimeWarner turner HBO

A-19

Non-GAAP Financial Measures - Reconciliations

	Year Ended December 31, 2015	2014	2013
Items Affecting Comparability			
Asset impairments	$ (25)	$ (69)	$ (61)
Gain (loss) on operating assets, net	(1)	464	129
Venezuelan foreign currency loss[(a)]	(22)	(173)	—
Other operating income items[(b)]	(10)	(80)	5
Gains (losses) on investments	(31)	30	61
Other			
Amounts related to separation of Time Warner Cable Inc.	(8)	(11)	3
Amounts related to disposition of Warner Music Group	—	2	(1)
Amounts related to separation of Time Inc.	(9)	3	—
Premiums paid and costs incurred on debt redemption	(72)	—	—
Items affecting comparability relating to equity method investments	(27)	(97)	(30)
Total other	(116)	(103)	(28)
Total of above items affecting comparability	(205)	69	106
Income tax impact of above items[(c)]	57	165	(59)
Impact of items affecting comparability on income from continuing operations attributable to Time Warner Inc. shareholders	$ (148)	$ 234	$ 47

(a) Venezuelan foreign currency loss during 2014 and 2015 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company's change to the SICAD 2 exchange rate beginning December 31, 2014 and the Simadi exchange rate during the quarter ended March 31, 2015, respectively.
(b) Other operating income items includes gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions; and amounts related to securities litigation and government investigations.
(c) For the year ended December 31, 2014, the gain on the sale and leaseback of Time Warner Center was offset by the utilization of tax attributes.

(3) Net operating profit after taxes ("NOPAT") represents the Adjusted Operating Income before amortization expense, net of tax at the Company's adjusted effective tax rate plus the equity income (loss), net of taxes from investments accounted for under the equity method adjusted for the Company's share of items affecting comparability relating to such equity method investments.
(4) Excess cash represents the amount of cash in excess of $1.5 billion.
(5) Purchase Price Adjustments ("PPA") reflect the net outstanding goodwill and intangible assets recognized in connection with the merger of Time Warner Inc. (now named Historic TW Inc.) with America Online, Inc. (now known as Historic AOL LLC) in 2001 and the restructuring of Time Warner Entertainment Company, L.P. in 2003.
(6) Average Capital Employed and Average Capital Employed excluding PPA are calculated using the respective amounts at December 31, 2015, 2014, 2013 and 2012 divided by two.
(7) Return on Invested Capital ("ROIC") is calculated as NOPAT divided by Average Capital Employed and ROIC excluding PPA is calculated as NOPAT divided by Average Capital Employed excluding PPA.

TimeWarner | turner | HBO
A-20